As filed with the Securities and Exchange Commission on November 26, 1997
                                                    Registration No. ___________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-3
                             Registration Statement
                                      Under
                     The Securities Act of 1933, as Amended

                             ----------------------


                         UNITED STATES EXPLORATION, INC.
                ------------------------------------------------
               (Exact name of registrant as specified in charter)



        Colorado                          1380                 84-1120323
        --------                          ----                 ----------
(State or other jurisdiction       (Primary Standard        (I.R.S. Employer
    of incorporation                   Industrial          Identification No.)
     or organization)              Classification Code)

                            1560 Broadway, Suite 1900
                             Denver, Colorado 80202
                                 (303) 863-3550
                   --------------------------------------------
                  (Address and telephone number of registrant's
               principal executive offices and place of business)

  Bruce D. Benson, President, Chief Executive Officer and Chairman of the Board
                            1560 Broadway, Suite 1900
                             Denver, Colorado 80202
                                 (303) 863-3550
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

  Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             David J. Babiarz, Esq.
                         Overton, Babiarz & Sykes, P.C.
                            7720 E. Belleview Avenue
                            Building 46-B, Suite 200
                               Englewood, CO 80111
                                  (303)779-5900
                       ----------------------------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering:[   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------

                                                                                  Proposed
Title of each class                                   Proposed                     maximum
of securities to be         Amount to be           maximum offering           aggregate offering          Amount of
    registered              registered              price per unit                 price               registration fee
------------------------------------------------------------------------------------------------------------------------

Common Stock, $.0001
par value per share,
for sale by
Selling Shareholders        4,550,724                  $  3.84 *              $17,474,780.16                $5,295.38

------------------------------------------------------------------------------------------------------------------------


* Based upon the average of the high and low prices reported for the Common Stock on the American Stock Exchange as of November 25, 1997, in accordance with the provisions of Rule 457(c).






The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 [RED HERRING]


Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION DATED NOVEMBER 26, 1997


P R O S P E C T U S

                         UNITED STATES EXPLORATION, INC.

                            4,550,724 Common Shares,
                           $.0001 par value per share

     All of the Common Shares offered hereby are being offered by the Selling Shareholders. The Company will not receive any proceeds from the sale of any of such Common Shares.

     The Company's Common Shares are listed on the American Stock Exchange under the symbol "UXP." On November 25, 1997, the last reported sale price of the Common Shares was $3.875.

     The Company has been advised that sales of all or a portion of the Common Shares could be effected from time to time by or for the account of the Selling Shareholders, on the American Stock Exchange, in negotiated transactions, or otherwise. Sales will be made through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase the Common Shares as principals and thereafter sell the Common Shares from time to time on the American Stock Exchange, in negotiated transactions, or otherwise. Sales will be made either at market prices prevailing at the time of the sales or at negotiated prices. The Company will pay all costs and expenses incurred in connection with the registration of the Common Shares. (See "PLAN OF DISTRIBUTION").

     Investors should consider the information set forth under "RISK FACTORS" in evaluating an investment in the Common Shares.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                  Proceeds to
                                               Price to             Selling
                                               Public (1)        Shareholders(2)

Per Common Share ........................     $     3.875        $    3.875
Total (4,550,724 Shares).................     $17,634,055.50     $17,634,055.50


(1) Based upon the last sales price of the Common Shares on November 25, 1997, the last trading date prior to the date of this Prospectus. The Selling Shareholders may pay commissions in connection with any sale of the Common Shares, but the amounts thereof cannot be determined at the date of this Prospectus.

(2) The Company will not receive the proceeds from sales of any of the Common Shares.



                 The date of this Prospectus is November , 1997

                              AVAILABLE INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, with all amendments, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). The Prospectus does not contain all the information set forth in the Registration Statement and exhibits, and statements included in this Prospectus as to the contents of any contract or other document are not necessarily complete. For further information, reference is made to the Registration Statement and all exhibits filed therewith. Statements contained in this Prospectus are qualified in all respects by reference to the copy of the contracts or documents filed as an exhibit to the Registration Statement. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith, files reports, proxy statements, and other information with the Commission. Information concerning the Company can be inspected and copied at the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Information concerning the Company is also available for inspection at the offices of The American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-KSB for the year ended March 31, 1997 (herein, the "10-KSB"), its Quarterly Reports on Form 10-QSB for the quarters ended June 30 and September 30, 1997, and the description of the Company's Common Shares contained in its Registration Statement on Form 8-A as filed with the Commission on October 17, 1997, are hereby incorporated in this Prospectus by reference. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering are hereby incorporated by reference.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request, a copy of any of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to F. Michael Murphy, Vice President and Secretary, United States Exploration, Inc., 1560 Broadway, Suite 1900, Denver, Colorado 80202;
(303) 863-3550.

                Special Note Regarding Forward Looking Statements

     Certain statements contained or incorporated by reference herein constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include, without limitation, statements regarding the Company's need for working capital, future revenues and results of operations. Factors that could cause actual results to differ materially include, among others, the following: Market prices in the oil and gas industry, results of drilling, recompletions and work-overs undertaken by the Company, the Company's ability to identify, document and finance future acquisitions of producing or undeveloped oil and gas properties, competition with other regional suppliers of oil and gas products, relationships with third parties regarding utilization of Company owned gas gathering systems and the overall economic climate as well as the other factors discussed under "Risk Factors." Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward looking statements. The Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

                                TABLE OF CONTENTS


                                                                      Page
                                                                      ----


The Company .........................................................  1

Risk Factors.........................................................  1

Plan of Distribution ................................................  5

Selling Shareholders ................................................  6

Opinion of Counsel ..................................................  9

Experts .............................................................  9







     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   THE COMPANY

     United States Exploration, Inc. (the "Company") was incorporated under the laws of the State of Colorado on January 9, 1989. The Company is an independent producer of oil and natural gas and an operator of natural gas gathering systems. The Company's executive offices are located at 1560 Broadway, Suite 1900, Denver, Colorado 80202. Its telephone number is (303) 863-3550.

     The Company owns high percentage working interests and net revenue interests in both oil and gas properties, and interests in gas gathering systems. The Company acts as operator for substantially all properties and systems in which it currently owns an interest. Historically, the Company's operations have been primarily in Kansas and Oklahoma, but the Company has adopted an expansion strategy that includes the acquisition of oil and gas properties in other areas of the United States.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, among others set forth in this Prospectus, before making a decision to acquire the Common Shares offered hereby.

Risk Factors Relating to the Company

     Limited Operating History. The activities of the Company to date have been limited. The success of the Company will depend on the efforts of management to evaluate and pursue opportunities to acquire and develop new or existing oil and gas properties and to raise the capital necessary for such activities. There is no assurance that the Company will be successful in those pursuits or that its existing or future properties will generate a profit to the Company.

     Sustained Operating Losses. The Company has sustained substantial operating losses since its inception in 1989 and has required capital from outside sources (primarily private equity investors) to finance operations and continue as a going concern. There can be no assurance that the Company's future operations will prove profitable or that the Company will be able to attract additional capital from outside sources to finance continuing operations and its planned growth strategy.

     Risks Relating to Growth Strategy. The principal component of the Company's growth strategy is to continue to expand through additional acquisitions which compliment the Company's business in new or existing geographic areas. Since its formation in 1989, the Company has pursued a growth strategy through acquisition of other business entities or assets and may continue this strategy in the future. The Company's future growth will depend upon a number of factors, including, among others, the Company's ability to (i) identify and negotiate satisfactory agreements with acceptable acquisition candidates; (ii) generate sufficient funds from existing operations or third party financing to support such acquisitions; (iii) staff, train and retain skilled personnel; and (iv) successfully integrate acquired businesses or assets with the Company's existing operations and systems. Certain of these factors are beyond the Company's control and may be affected by the economy or actions taken by competing companies. There can be no assurance that the Company will successfully expand or that any expansion will result in profitability. The failure to effectively identify, evaluate, acquire and integrate acquired businesses or assets would adversely affect the Company's business, financial condition and results of operations, possibly causing negative effects on the market price of the Company's Common Stock. In addition, acquisitions involve a number of special risks, such as diversion of management's attention, difficulties in the integration of acquired operations and retention of key personel and unanticipated legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. The results achieved to date by the Company may not be indicative of its prospects or ability to operate successfully in new geographic areas, many of which may have different conditions and characteristics than those of the Company's current operations.

     In connection with prospective acquisitions, the Company anticipates experiencing growth in the number of its employees and the geographic area of its operations. The Company believes this growth will increase the operating complexity of the Company, the demands on its operating and financial systems and the level of responsibility for both existing and new management personnel. Implementation of the Company's growth strategy may therefore impose significant strain on the Company's management and systems. To manage this expected growth, the Company intends to continue to expand, train and manage its employee base and update its systems as appropriate. There can be no assurance that the Company will be able to attract and retain qualified management and employees or maintain adequate operating and financial systems and controls to support its growth. The inability of the Company to successfully manage expected growth would have a material adverse effect on the Company's business, financial condition and results of operations.

     Future Drilling Commitments. Oil and gas leases in which the Company holds an interest or which it may acquire in the future may include commitments for the drilling of oil and gas wells to retain the Company's interest in the lease. The provisions of these leases typically require the drilling of a new well or recompletion of an existing well at specified spacing in order to retain the Company's interest in the lease. Portions of the acreage covered by the lease which are unproductive as a result of this drilling may be forfeited by the Company. The Company intends to fulfill its drilling commitments on those leases and in such geographic areas as management deems in the best interest of the Company and its shareholders. However, all of this activity requires working capital, the source of which can not be assured. Failure of the Company to develop all or portions of existing or future leases may result in forfeiture of those leases.

     Dependence on Key Personnel. The success of the Company is currently dependent upon the efforts and expertise of Bruce D. Benson, Chairman of the Board, President and Chief Executive Officer of the Company, F. Michael Murphy, Chief Financial Officer, Vice President and Secretary, Murray N. Brooks, Vice President of Operations and certain other employees of Benson Mineral Group, Inc. ("BMG"). Other than an employment agreement with Mr. Benson, the Company does not have employment agreements with any of its officers. In addition, Mr. Benson does not devote his full time to the affairs of the Company. The loss of the services of any of these individuals could adversely effect the conduct of the Company's business.

     Risks Associated with Gathering Systems. Obtaining dedicated gas reserves to maintain the throughput of the gathering systems currently owned by the Company will require the drilling of additional wells by the Company or third parties in the vicinity of the gathering systems, as well as continual negotiation of new agreements to transport gas. Future drilling may depend on increased prices for gas, which are not within the Company's control. As a result, successful operation of the gathering systems in the long term will depend on the Company's or third parties' ability to develop or acquire additional reserves to be dedicated to the gathering systems. Due to the competitive nature of the industry, there can be no assurance that the Company will be successful in these efforts.

     Limitations on Estimates of Company's Existing Reserves. The Company has obtained oil and gas reserve reports from outside consultants in connection with the estimate of oil and gas reserves contained in certain of its filings with the Securities and Exchange Commission. However, reserve engineering is not an exact science and involves estimates based on numerous assumptions, many of which are variable and uncertain. Because estimates of reserves and future net revenues involve projecting future results by estimating future events, such estimates may vary substantially from actual results. Estimates of reserve amounts may be significantly affected by various factors including, but not limited to, fluctuations in the prices for oil and gas products and costs of production, which prices and costs may be volatile. Actual production, revenues, taxes, development expenses and operating expenses can be expected to vary from the estimates. In addition, assumptions made about future production and marketing may differ from actual production and marketing. Estimates of undeveloped reserves are not based upon information such as actual production history, and thus are generally not as reliable. There can be no assurance that the Company will be able to make the expenditures which the reserve estimates and economic projections assume will be made.

     While the respective reserve estimates, evaluations and associated future net revenues reported by the Company represent its best estimate with respect to the existence of oil and gas reserves and the future net revenues associated with the production of oil and gas and the operation of the gathering systems, such estimates should not be taken as a representation or guarantee of future results.

     Governmental Regulation. The Company is subject to Federal, state and local laws, regulations and administrative practices affecting its business. Domestic exploration for, and production and sale of, oil and gas are extensively regulated both at the Federal and state levels. A heavy regulatory burden on the oil and gas industry increases the Company's cost of doing business and consequently affects its profitability. The activities of the Company will also be subject to various Federal, state and local laws and regulations designed to protect the environment. Under these laws, the Company could be liable for substantial cleanup and response costs plus penalties in the event of a spill of oil or hazardous substances. For instance, legislation has been proposed in Congress from time to time that would amend the Federal Resource Conservation and Recovery Act of 1976 ("RCRA") to reclassify oil and gas production wastes as "hazardous waste." If such legislation were enacted, it could have a significant impact on operating costs of the Company, as well as the oil and gas industry in general. It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its capital expenditure program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance.

     Potential Liability for Environmental Cleanup. In connection with the ownership or operation of its oil and gas properties, the Company may be subject to potential liabilities for environmental cleanup or damages in connection with any contamination associated with the site. The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") and certain state laws and regulations impose liability for cleanup of waste sites, and in some circumstances, attorney's fees, damages and/or trebling of damages. Any violations, even though not directly caused by the Company, could potentially subject the Company to fines and penalties, as well as other administrative sanctions. While management is not aware of any existing adverse conditions, such violations could have a material adverse effect on the Company's future profitability.

     Competition.   There  are  many  established   companies   engaged  in  the
exploration, development and production of oil and gas reserves, both in the United States and in foreign countries, which have substantially greater experience and financial and personnel resources than the Company. Accordingly, the Company will be competing with numerous national and international firms engaged in the oil and gas industry.

Risk Factors Related to the Offering

     Recent Exchange Listing; Limited Trading Market. The Company's Common Stock was admitted for listing on the American Stock Exchange effective October 23, 1997. Prior to that date, the Common Stock was quoted in the Nasdaq Small Cap market. It is impossible to predict what effect, if any, such new listing will have on the trading market for the Common Stock. Trading in the Common Stock historically has been limited, averaging approximately 25,500 shares per day for the twelve months preceding the date of this Prospectus. Accordingly, investors may have difficulty selling their Common Stock, should they desire to do so. (See "Market for Common Stock").

     Market Overhang. An aggregate of 7,700,000 shares of Common Stock are issuable upon conversion of the Series "C" Preferred Stock, while 8,765,058 shares are outstanding on the date of this Prospectus. In addition, approximately 4,600,000 additional shares are issuable upon exercise of options currently outstanding. The Company is unable to predict what effect, if any, sales of these Common Shares may have on the prevailing market price thereof. A possibility exists that a sale of a significant volume of these shares may have a depressive effect on the market price of the Common Stock.

     Lack of Dividends. No dividend has been paid on the Common Shares since inception, and none is contemplated at any time in the foreseeable future.
Management contemplates that any cash available from operations will be reinvested in the business for the foreseeable future. In addition, terms of the Series "C" Preferred Stock prevent payment of dividends on the Common Stock while the Series "C" Preferred Stock is outstanding.

     Preferred Stock Outstanding. The Company currently has outstanding Series "C" Preferred Stock containing preferences on dividends and liquidation. Pursuant to the terms of the Series "C" Preferred Stock, holders are entitled to receive, when, as and if declared by the Board of Directors, out of funds at the time legally available, cash dividends at the rate of 8% per annum. Such dividends have priority as to dividends on the Common Shares and any other class or series of capital stock issued hereafter. In the event of liquidation, dissolution or winding up of the Company, holders of the Series "C" Preferred Stock are entitled to receive, out of the assets of the Company available for distribution to shareholders, a liquidation preference of $6.00 per share of Series "C" Preferred Stock, plus an amount equal to any accrued or unpaid dividends up to the payment date. The rights in liquidation of the Series "C" Preferred Stock are prior and superior to any payment or distribution to holders of Common Shares, or any series or class of Company stock issued hereafter. Finally, the Company has authorized a total of 100,000,000 shares of preferred stock, which shares may be divided into series as designated by the Board of Directors and issued in the future. The outstanding Series "C" Preferred Stock, and any series of Preferred Shares issued in the future, will operate to the disadvantage of existing shareholders and purchasers in this offering.

Risk Factors Relating to the Oil and Gas Industry

     Volatility in Oil and Gas Prices. The Company's revenues and future rate of growth are substantially dependent on prevailing prices for natural gas and oil. These prices can be extremely volatile. Prices are effected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile factors of the energy markets make it difficult to estimate future prices of natural gas and oil. Any substantial or extended decline in the price of natural gas or oil would have a material adverse effect on the Company's financial condition and the results of operations, including reduced cash flow. All of these factors are beyond the control of the Company. Sales and prices of the natural gas and oil are often seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely effect the Company's ability to produce and market its natural gas and oil. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of market prices are beyond the control of the Company and thus represent a significant risk.

     Market and Other Risk Factors. The acquisition, exploration, development, production and sale of oil and gas are subject to many factors which are outside the Company's control. These factors include worldwide and domestic economic and political conditions, and the supply and price of other fuels.

     Operating Hazards and Uninsured Risks. The Company's operations will be subject to all the risks normally incident to exploration for, development and production of oil and gas, including blowouts, explosions and fires, any of which could result in damage to or destruction of oil and gas wells or producing facilities, damage to life, property and possibly, the environment. While the Company has acquired liability insurance insuring against injury or damage to person or property, and will require insurance from any contractor or industry partner with which the Company may contract for drilling on the properties in which it currently holds an interest, there is no assurance that the proceeds of such insurance will protect the Company against all risks, or that the proceeds of such insurance will be adequate in each case.

                              PLAN OF DISTRIBUTION

     Selling Shareholders have advised the Company that sales of the Common Shares may be effected from time to time in transactions (which may include block transactions) on the American Stock Exchange, in negotiated transactions, through the writing of options on the Common Shares, through a combination of such methods, at fixed prices which may be charged, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling Common Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Common Shares for whom any such broker-dealers may act as agents or to whom they sell as principals, or both. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Shares may be deemed "underwriters" within the meaning of Section 2(11) of the 1933 Act and any commission received by them and any profit on the resale of the Common Shares as principal might be deemed to be underwriting discounts and commissions under that Act.

     The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Shares against certain liabilities, including liabilities arising under the 1933 Act.

                              SELLING SHAREHOLDERS

     The following table sets forth the name of each Selling Shareholder, all positions, offices and other material relationships which each Selling Shareholder has had with the Company within the past three years, the amount of securities owned by each Selling Shareholder before the offering, the amount which may be offered for each Selling Shareholder's account and the amount and percent of the class that will be owned by each Selling Shareholder if all such shares are sold.

                                        Shares Owned                                       Shares Owned
Name                                Before the Offering      Shares Offered             After Offering (1)
----                                -------------------      --------------            -------------------
                                                                                      No. of     Percentage
                                                                                      Shares      of Class
                                                                                      ------      --------
Bruce D. Benson
   Chairman, Chief Executive
   Officer and President               220,100 (2)             220,100                -0- (2)        0% (2)

Thomas W. Gamel
    Director                           103,500 (3)             103,500                -0- (3)        0% (3)

Robert J. Malone                       116,600 (3)             116,600                -0- (3)        0% (3)
    Director

Richard L. Robinson                    126,100 (3)             126,100                -0- (3)        0% (3)
    Director

Demetrie D. Carone
    Former President, Chief
    Executive Officer and Director     666,873 (4)             666,873                -0- (4)         0% (4)

Demetrie D. and Kaaren Carone          471,931                 471,931                -0-             0%

Alexandra Carone                         6,000                   6,000                -0-             0%

Brandy Carone                            6,000                   6,000                -0-             0%

Saundra Carone                           6,000                   6,000                -0-             0%

Jack Mac Isaac                          13,100 (5)               5,000              8,100 (5)         *  (5)
  Former Director

Ronald R. McGinnis                     170,265 (6)               5,000            165,265 (6)      1.89% (6)
  Former Secretary and Director

Aspen Leaf, Inc. (7)                   106,288                 106,288                -0-             0%

Roger R. Campbell                      230,400 (8)             120,900            109,500 (8)         *  (8)

Jerome and Betty Fenna                  95,467 (9)              12,500             82,967 (9)         *  (9)

John E. Fitzpatrick                    103,512                 103,512                -0-             0%

Keith Hesli                             62,400 (10)             50,000             12,400 (10)        *  (10)

Joseph A. Hutchinson                    26,000 (11)             26,000                -0- (11)        0% (11)

Dale Jensen                          1,368,770 (12)          1,368,770                -0- (12)        0% (12)

Lancaster Ventures, LLC                366,150 (13)            366,150                -0- (13)        0% (13)

John Leevers                            50,000 (14)             50,000                -0- (14)        0% (14)

Jerome Mickelson                        25,000 (15)             25,000                -0- (15)        0% (15)

George Pippenger                        13,000                  13,000                -0-             0%

Jeff Pippenger                          13,000                  13,000                -0-             0%

Edward A Robinson                      116,500                 116,500                -0-             0%

Lisa H. Robinson                        16,500 (16)             16,500                -0- (16)        0% (16)

Thomas Stansfield                      377,000 (17)            377,000                -0- (17)        0% (17)

Kelly C. Stickel                        18,000 (18)             18,000                -0- (18)        0% (18)

Larry Toso                               5,500 (19)              5,500                -0- (19)        0% (19)

Virgil Townley                           4,000                   4,000                -0-             0%

TOTAL                                                        4,550,724
---------------------------------------------------------------------------------------------------------
*  Indicates less than 1% ownership
---------------------------------------------------------------------------------------------------------

-----------------------

     1 Assumes sale of all Common Stock offered, of which there is no assurance, but no other changes in capitalization prior to the date of sale.

     2    Excludes   2,000,000  shares  of  Common  Stock   underlying   options
          exercisable immediately and until August 7, 2007.

     3 Excludes 179,000 shares of Common Stock underlying options exercisable immediately and until August 13, 2007.

     4 Excludes 47,330 shares of Common Stock underlying 1996 Series "C" Convertible Preferred Stock of the Company owned by the Selling Shareholder and convertible at any time.

     5 Excludes 2,500 shares of Common Stock underlying options exercisable immediately and until July 8, 2003.

     6. Includes 15,665 shares of Common Stock owned jointly by the Reporting Person and his spouse.

     7 Thomas Gamel is a principal shareholder, officer and director of this entity.

     8 Excludes (i) 118,000 shares of Common Stock underlying 1996 Series "C" Convertible Preferred Stock owned directly by the Selling Shareholder and convertible at any time; (ii) 30,000 shares of Common Stock underlying 1996 Series "C" Convertible Preferred Stock owned by the Selling Shareholder through a partnership and convertible at any time; and (iii) 20,000 shares of Common Stock underlying 1996 Series "C" Convertible Preferred Stock held by employee benefit plans for the benefit of Selling Shareholder and convertible at any time.

     9 Excludes (i) 200,000 shares of Common Stock underlying 1996 Series "C" Convertible Preferred Stock owned directly by the Selling Shareholders and convertible at any time and (ii) 100,000 shares of Common Stock underlying 1996 Series "C" Convertible Preferred Stock held by employee benefit plans for the benefit of the Selling Shareholders and convertible at any time.

     10 Excludes (i) 250,000 shares of Common Stock underlying 1996 Series "C" Convertible Preferred Stock owned directly by the Selling Shareholder and convertible at any time and (ii) 83,334 shares of Common Stock underlying 1996 Series "C" Convertible Preferred Stock held by employee benefit plans for the benefit of the Selling Shareholder and convertible at any time.

     11 Excludes 152,000 shares of Common Stock underlying 1996 Series "C" Convertible Preferred Stock of the Company owned by the Selling Shareholder and convertible at any time.

     12 Excludes 2,000,000 shares of Common Stock underlying 1996 Series "C" Convertible Preferred Stock of the Company owned by the Selling Shareholder and convertible at any time.

     13 Excludes 916,668 Common Shares underlying 1996 Series "C" Convertible Preferred Stock owned by the Selling Shareholder and convertible at any time.

     14 Excludes 168,000 Common Shares underlying 1996 Series "C" Convertible Preferred Stock owned by the Selling Shareholder and convertible at any time.

     15 Excludes 118,000 Common Shares underlying 1996 Series "C" Convertible Preferred Stock owned by the Selling Shareholder and convertible at any time.

     16 Excludes 100,000 Common Shares underlying 1996 Series "C" Convertible Preferred Stock owned by the Selling Shareholder and convertible at any time.

     17   Excludes   1,000,000   Common  Shares   underlying   1996  Series  "C"
          Convertible Preferred Stock owned by the Selling Shareholder and convertible at any time.

     18 Excludes 100,000 Common Shares underlying 1996 Series "C" Convertible Preferred Stock owned by the Selling Shareholder and convertible at any time.

     19 Excludes 34,000 Common Shares underlying 1996 Series "C" Convertible Preferred Stock owned by the Selling Sharehloder and convertible at any time.

 ----------------

                               OPINION OF COUNSEL

     The validity of the Common Shares offered hereby has been passed upon for the Company by Overton, Babiarz & Sykes, P.C., Englewood, Colorado. Overton, Babiarz & Sykes, P.C. owns options to acquire 70,000 Common Shares of the Company.

                                     EXPERTS

     The financial statements of United States Exploration, Inc. as of March 31, 1997 and for the year then ended, incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended March 31, 1997 have been so incorporated in reliance on the report of Grant Thornton, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited financial statements in all future reports are filings incorporated herein by reference will be so incorporated in reliance upon the reports of the auditors named therein given on the authority of such auditors as experts in auditing and accounting.

     The Company's estimated reserve evaluations incorporated in the Prospectus by reference to the Annual Report on Form 10-KSB for the year ended March 31, 1997 have been so incorporated in reliance on the consent of Petroleum
Consultants, Inc. so incorporated herein upon the authority of Petroleum Consultants, Inc. as experts in petroleum engineering. The reserve reports in all future reports and filings incorporated herein by reference will be so incorporated in reliance upon the reports of the engineers named therein given on the authority of such consultants as experts in petroleum reserves.

                                     PART II

                   Information Not Required in the Prospectus


Item 14. Other Expenses of Issuance and Distribution.

     The expenses of the offering, to be borne by the Company, are as follows:

         SEC Filing Fee                        $ 5,295.38
         Printing Expenses                     $   500    *
         Accounting Fees and Expenses          $ 2,500    *
         Legal Fees and Expenses               $ 5,000    *
         Miscellaneous                         $ 1,704.62 *
                                               ------------

                           Total               $ 15,000.00
                                               ============

                  * Indicates estimates for purposes of this filing.

Item 15. Indemnification of Directors and Officers.

     Under Section 7-109-102 of the Colorado Business Corporation Act, Article IX of the Registrant's Articles of Incorporation, as amended, and agreements executed with the Registrant, its directors and officers are entitled to be indemnified against certain liabilities which they may incur in their capacities as such. Further, the Board of Directors is required to advance expenses (including attorneys fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of the such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Company as authorized in the foregoing provisions.

Item 16. Exhibits.

     The following is a complete list of exhibits filed as a part of this Registration Statement and which are incorporated herein.

Exhibit No.     Description
-----------     -----------

5 Opinion of Overton, Babiarz & Sykes, P.C. regarding the legality of the securities registered hereunder

23.1            Consent of Grant Thornton, LLP

23.2            Consent of Petroleum Consultants

23.3            Consent of Overton, Babiarz & Sykes, P.C.

24 Power of Attorney (included in the signature page to this Registration Statement)

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales of the Common Shares are being made, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

          (iii)Include any additional or revised material information on the plan of distribution.

     Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in Denver, Colorado on the 26th day of November, 1997.


                        UNITED STATES EXPLORATION, INC.



                        By:  /s/  BRUCE D. BENSON
                           -----------------------------------------------------
                            Bruce D. Benson, President, Chief Executive Officer
                                             and Chairman of the Board

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of United States Exploration, Inc., do hereby constitute and appoint Bruce D. Benson and F. Michael Murphy, or either of them, to be our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signatures                           Title                          Date
----------                           -----                          ----


/S/  BRUCE D. BENSON            President, Chief Executive     November 26, 1997
-------------------------       Officer, and Chairman of
Bruce D. Benson                 the Board of Directors

/S/  F. MICHAEL MURPHY          Vice President, Chief          November 26, 1997
-------------------------       Financial Officer and Secretary
F. Michael Murphy


/S/  RANDALL L. ROGERS          Chief Accounting Officer       November 26, 1997
-------------------------
Randall L. Rogers

/S/  THOMAS W. GAMEL            Director                       November 26, 1997
-------------------------
Thomas W. Gamel

/S/  ROBERT J. MALONE           Director                       November 26, 1997
-------------------------
Robert J. Malone

/S/  RICHARD L. ROBINSON        Director                       November 26, 1997
-------------------------
Richard L. Robinson